EXHIBIT 99.1

June 10, 2025

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

The Silent Stabilizer of the Banking System

In mid-May, stakeholders from across the Federal Home Loan Bank System gathered in Washington, D.C. for the 2025 FHLBank System Directors Conference, an annual event that draws directors and senior management teams from all 11 Home Loan Banks to our nation’s capital to discuss the current and future state of our System. As part of this event, the Home Loan Banks are grateful for the opportunity to hear directly from legislative and regulatory leaders on their views of our cooperatives, from how we are executing on our foundational liquidity mission to our impact in the communities we serve and on broader financial stability.

On the closing day of the Conference, I was honored to speak with Representative Ritchie Torres (NY-15), the Bronx Congressman who serves on the House Committee on Financial Services. In our conversation, Congressman Torres referred to the Federal Home Loan Banks as “the silent stabilizer of the banking system”, noting that “most Americans are not aware of the Federal Home Loan Bank System, but we all benefit from it.” This is driven by the reliable access to liquidity that we provide to our members – the local lenders serving customers throughout the Bronx and throughout the nation. Congressman Torres highlighted the critical role of these local lenders in ensuring that the most vulnerable do not get left behind, stating the importance of these institutions to communities like those he serves in the Bronx. “Access to banking is a fundamental right in the modern world,” said Congressman Torres. “None of us can function or flourish without access to banking.”

A Foundational Role

At the FHLBNY, we are proud of the impact we are able to make in communities across our region – and, as a System, across the nation – through both our liquidity products and our housing and community development grant programs. As Congressman Torres recognized, “the Federal Home Loan Bank System is what keeps credit and liquidity flowing through the American economy.” This is the reason the Federal Home Loan Bank System was created by Congress 93 years ago, and it is the mission we continue to act on today alongside our members, in support of every community across the nation.

The impact of our mission is recognized by both legislators and regulators alike. The keynote speaker on the first day of the 2025 Directors Conference was Acting Comptroller of the Currency Rodney E. Hood. Mr. Hood, who previously served as Chairman of the National Credit Union Administration Board and in his current role leading the OCC also serves as an FDIC Director and a member of both the Financial Stability Oversight Council and the Federal Financial Institutions Examination Council, is as tuned into our nation’s financial system as anyone – which is why we were grateful to hear that Mr. Hood considers the Federal Home Loan Bank System as being “foundational to a healthy financial ecosystem.”

Transformative Power

In his remarks, Acting Comptroller Hood – who also previously served as a member of the Board of Directors of the Federal Home Loan Bank of Atlanta – highlighted the “transformative power” of the Federal Home Loan Banks, and our “enduring role” in enabling financial institutions of all sizes to better serve communities and expand access to homeownership. As we enter National Homeownership Month, we also recognize the transformative power that a stable home provides – that true foundation from which individuals, households and communities grow stronger.

On June 9, we launched our 2025 Zero-Percent Development Advance (“ZDA”) Program with more than $7 million in interest-rate credits allocated to this year’s Round, offered with a per-member cap of $250,000 to ensure equitable access across our cooperative. The ZDA Program provides members with subsidized funding in the form of these interest-rate credits to support the origination or purchase of loans and investments that meet the eligibility criteria under the Business Development Advance, Infrastructure Development Advance, Climate Development Advance and/or Tribal Development Advance products within the ZDA Program. For the 2025 Round, we have expanded the ZDA Program to feature the new Housing Development Advance, which is designed to assist members in originating or purchasing loans that support the pre-development or acquisition phases of affordable housing projects.

We have seen strong member participation in each round of the ZDA Program since its initial launch in 2023 – as we continue to see with our Affordable Housing Program and Homebuyer Dream Program suite, which are funded directly from our earnings each year and for which we have announced record amounts of available grant dollars this year. Our foundational mission is to provide our members with a reliable source of liquidity, which supports your local lending efforts and positions our cooperative to make the broadest possible impact in the communities we serve. But we are also grateful to work alongside our members and housing partners on the products and programs we offer to support homeownership and affordable housing opportunities across our District and beyond. These offerings are funded by our earnings and incorporated into our strategy, reflecting a commitment to strengthening communities that runs through our entire cooperative. And each relies on the participation of our members and housing partners, working together to the benefit of so many.

In our conversation, Congressman Torres expressed his belief that our country’s diversified and resilient financial system – comprised of institutions small and large, local and global – provides America with a significant strategic advantage on the world stage. Whether through the delivery of reliable liquidity or offering dependable grant funding, the FHLBNY, as a member of our critical Federal Home Loan Bank System, is proud to contribute to this advantage, and remain foundational to our country’s financial ecosystem.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.